Exhibit 99.1


FOR IMMEDIATE RELEASE
Contact: Ron Dunsky

                 (203) 622-4086
                 rondunsky@passur.com


       TINA W. JONAS, BUSINESS LEADER AND FORMER DEFENSE DEPARTMENT CFO,
                             JOINS PASSUR AEROSPACE

Stamford, CT, July 1, 2010 -- PASSUR Aerospace, Inc. (OTC: PSSR.OB) announced that Tina W. Jonas has joined the PASSUR Aerospace Management Team. Tina joins PASSUR as Executive Vice President, Operations from Sikorsky Aircraft Corporation, where she worked as Director, Operations Planning & Analysis since September 2008. In that role, she was responsible for leading and managing Sikorsky's global planning for production and supply chain operations - including production planning for all military, commercial and aftermarket business. Her responsibilities also included facilities management for operations worldwide and integrated operations management for $500 million in aftermarket business for Sikorsky.

Tina brings a wealth of experience and knowledge to PASSUR, having previously served as Undersecretary of Defense, Comptroller and Chief Financial Officer for the Department of Defense (DOD). Before joining the DOD in 2004, she served as Assistant Director and Chief Financial Officer for the Federal Bureau of Investigation. She holds a Master's degree in Liberal Studies from Georgetown University and a Bachelor's degree in Political Science from Arizona State University. Her executive education includes studies at Harvard University, Kennedy School of Government, Northwestern University, Kellogg School of Business, and the UTC Executive Education Program at the University of Virginia, Darden School of Business.

She is a recipient of numerous awards, including the Department of Defense Medal for Distinguished Public Service (Bronze Palm), Chairman of the Joint Chiefs of Staff Joint Distinguished Civilian Service Award, the Department of the Navy Distinguished Public Service Award, the Army Distinguished Civilian Service Award and the Coast Guard Distinguished Public Service Award as well as the DOD Inspector General's Award for Excellence. Tina is a frequent public speaker and has appeared on CNN and in leading national publications such as the New York Times and the Washington Post. She is a member of Business Executives for National Security.

"We are honored to have Tina join PASSUR, and we are confident that with her background and experience, she will have a major impact on our company," said Jim Barry, PASSUR's President & CEO.

"Tina has an exceptional history of achievements which bode well for both our near-term and longer term growth opportunities," said G. S. Beckwith Gilbert, PASSUR's Chairman of the Board.

ABOUT PASSUR AEROSPACE, INC.

PASSUR Aerospace, Inc. is a business intelligence company which provides its customers predictive analytics built on proprietary algorithms and on the concurrent integration and simultaneous mining of multiple databases. We believe we provide the industry standard in business intelligence dashboards and predictive analytics for aviation organizations. PASSUR serves most major airlines (including 6 of the top 7 North American airlines, as well as the top five hub airlines, over 50 airport customers (including 10 of the top 15 North American airports), and more than 200 corporate aviation customers, and the U.S. Government. PASSUR's system is driven by its proprietary, patented, business intelligence software which is powered by a unique North American network of over 140 passive radars, company owned, including one located at each of the top 35 U.S. airports. Other PASSURs are located in Europe and Asia. Flight tracks are updated every 4.6 seconds, thereby providing a system which is user-friendly and useful for decision making.

Visit PASSUR Aerospace's web site at www.passur.com for updated products, solutions, and news. The forward-looking statements in this news release relating to management's expectations and beliefs are based on preliminary information and management assumptions. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those related to customer needs, budgetary constraints, competitive pressures, the success of airline trials, the profitable use of the Company's owned PASSURs located at major airports, the Company's maintenance of above average quality of its product and services, as well as potential regulatory changes. Further information regarding factors that could affect the Company's results is contained in the Company's SEC filings, including the October 31, 2009 Form 10K, and the April 30, 2010 10Q.